UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2024

Conduit Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4851 Tamiami Trail North, Suite 200 Naples, Florida	34103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 491-9132

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On November 14, 2024, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Conduit Pharmaceuticals Inc. (the “Company”) appointed Simon Fry as a director, and a member of the Audit Committee and the Compensation Committee, to become effective on December 18, 2024, upon the conclusion of the Company’s 2024 annual meeting of stockholders.

Mr. Fry, age 65, has over 35 years of experience in the investment banking industry. Prior to joining the Company as a director, Mr. Fry has served as an investment advisor for two separate funds beginning in 2013 and the latter starting in 2016. From 2009 to 2013, Mr. Fry was a founding partner of a multi-family office investment advisor, Capital Investment Office Limited. From 2003 to 2009, Mr. Fry was the Chief Executive Officer of Crosby Asset Management, a company providing asset management services. From 1994 to 2000, Mr. Fry was responsible for the asset trading group of Nomura International PLC where he served as a managing director. From 1980 to 1994, Mr. Fry served various roles as a high Managing Director at CSFB Ltd. in the Eurobond trading space.

Mr. Fry will participate in the Company’s non-employee director compensation program, as previously disclosed, except that his “Initial Award”, as defined therein, shall be in the form of a stock option to purchase 420,000 shares of the Company’s common stock and shall be granted at the conclusion of the Company’s 2024 annual meeting of stockholders. There is no arrangement or understanding between Mr. Fry and any other person pursuant to which he was selected as a director of the Company and there are no family relationships between Mr. Fry and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Fry has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Amendment to Employment Agreement

On November 15, 2024, Conduit Pharmaceuticals Limited and Conduit UK Management LTD., wholly-owned subsidiaries of the Company, entered into an amended and restated employment agreement (the “Employment Agreement”) with James Bligh, pursuant to which Mr. Bligh will continue to be employed by Conduit UK Management LTD. and continue to serve as the Interim Chief Financial Officer and Senior Vice President – Strategy of the Company. Under the Employment Agreement, Mr. Bligh will receive an annual base salary of £400,000 and will be entitled to a discretionary cash bonus of up to 40% of his base salary, subject to the achievement of certain milestones that may be established by the Board or a committee thereof, from time to time.

The Employment Agreement requires at least six months’ advanced written notice for Mr. Bligh or Conduit UK Management LTD. to terminate Mr. Bligh’s employment, except in the case of a summary dismissal (as described in the Employment Agreement). However, Conduit UK Management LTD. may, at its sole discretion and by written notice, terminate Mr. Bligh’s employment immediately and provide compensation to Mr. Bligh for the unexpired portion of such notice period. The Employment Agreement replaces and supersedes the prior employment agreement between Conduit Pharmaceuticals Limited and Mr. Bligh.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 15, 2024, the Board of the Company, adopted Amendment No. 1 (the “Amendment”) to the Amended and Restated Bylaws of the Company (the “Bylaws”). The changes to the Bylaws pursuant to the Amendment are effective following the final adjournment of the Company’s 2024 annual meeting of stockholders. The Amendment amends Section 2.4 of the Bylaws, dealing with a quorum at meetings of stockholders, to generally provide that a quorum is at least one-third of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy. Prior to effectiveness of the Amendment, a quorum is a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote at such meeting, present in person or represented by proxy.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed on the exhibit index accompanying this Current Report on Form 8-K are furnished herewith.

Exhibit No.	Description

3.1	Amendment No. 1 to the Amended and Restated Bylaws
10.1	Employment Agreement, dated November 15, 2024, between James Bligh, Conduit Pharmaceuticals Limited and Conduit UK Management LTD.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2024	CONDUIT PHARMACEUTICALS INC.

	By:	/s/ David Tapolczay
	Name:	Dr. David Tapolczay
	Title:	Chief Executive Officer